                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                 SRS LABS, INC.

                                       AND

                              ROCKTRON CORPORATION


                                TABLE OF CONTENTS
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
I.      Purpose of Agreement                                                      1

II.     Purchase and Sale of the Assets                                           1
        A.      Assets                                                            1
                1.      Test and Demonstration Equipment and Documentation        1
                2.      Product Samples                                           1
                3.      Business Support Records and Data                         1
                4.      Intellectual Property                                     1
                5.      Software                                                  2
                6.      Contract Rights                                           2
        B.      Delivery/Risk of Loss                                             2

III.    Consideration                                                             2
        A.      Initial Payments                                                  2
        B.      Royalty Payments                                                  3
        C.      License                                                           4

IV.     Representations and Warranties                                            4
        A.      Representations and Warranties of Each Party                      4
        B.      Representations and Warranties of the Seller                      4
                1.      No Conflict                                               5
                2.      Title to the Assets                                       5
                3.      Intellectual Property                                     6
                4.      Actions and Proceedings                                   6
                5.      Consents                                                  6
                6.      Contracts                                                 6
                7.      Status of License with Analog Devices                     6
                8.      Investment Representations and Warranties                 6
                9.      Accuracy of Documents and Information                     9
                10.     Taxes                                                     9
        C.      Representations and Warranties of the Buyer                       9
                1.      No Conflict                                               9
                2.      Actions and Proceedings                                   9
                3.      Consents                                                 10
                4.      Status of the Shares                                     10
                5.      Accuracy of Documents and Information                    10

V.      Indemnification                                                          10
        A.      Indemnification by the Seller                                    10
        B.      Indemnification by the Buyer                                     11
        C.      Notice of Claim                                                  11
        D.      Defense                                                          11
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        E.      Duration of Parties' Obligations                                 12

VI.     Costs                                                                    12
A.      Finder's or Broker's Fees                                                12
B.      Expenses                                                                 12

VII.    Additional Agreements and Post-Closing Matters                           13
        A.      Additional Agreements                                            13
        B.      License Agreement to Seller                                      13
                1.      Improvements by the Seller                               13
        C.      Post-Closing Support                                             14
                1.      Technical Support                                        14
                2.      Engineering Support                                      14

VIII.   Miscellaneous                                                            15
        A.      Notices                                                          16
        B.      Bulk Sales                                                       16
        C.      Headings                                                         16
        D.      Entire Agreement; Modification; Waiver                           16
        E.      Counterparts                                                     16
        F.      Parties in Interest                                              17
        G.      Assignment                                                       17
        H.      Governing Law                                                    17
        I.      Venue                                                            17
        J.      Further Assurances                                               17
        K.      Validity; Severability                                           18
        L.      Press Release                                                    18
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Attachments
and Exhibits
------------
Exhibit A         Prohibited Licensees
Attachment 1      Product Samples
Attachment 2      Test and Demonstration Equipment and Documentation and Business
                  Support Records and Data Assignment
Attachment 3      Trademark Assignment
Attachment 4      Patent Assignment
Attachment 5      Copyright Assignment
Attachment 6      Contract Assignment
Attachment 7      Royalty and Other Payments
Attachment 8      License Agreement
Attachment 9      Registration Rights Agreement

        With the exception of the Registration Rights Agreement (Attachment 9) which is filed as part of the Company's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1998 as Exhibit 10.1, the remaining above-referenced Attachments and Exhibit have not been filed herewith. The Company will furnish supplementally a copy of any omitted Exhibit or Attachment to the U.S. Securities and Exchange Commission upon request.

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement"), dated as of May 21, 1998 (the "Closing Date"), is entered into by and among Rocktron Corporation, a Michigan corporation (the "Seller") and SRS Labs, Inc., a Delaware corporation (the "Buyer").

I.      PURPOSE OF AGREEMENT.

        The Seller wants to sell to the Buyer, and the Buyer wants to buy from the Seller, certain assets of the Seller related to technology for the encoding of four or five channels to two channels of sound and decoding the two channels back to four or five channels of sound (the "Circle Surround Technology").

II.     PURCHASE AND SALE OF THE ASSETS.

        The Seller hereby agrees to sell, transfer, convey and deliver to the Buyer and the Buyer hereby agrees to purchase from the Seller, subject to and upon the terms and conditions contained herein or attached hereto, all of the Assets (defined below), free and clear of all options, liabilities, obligations, liens, pledges, mortgages, security interests or other encumbrances of any kind.

        A. Assets. The "Assets" means the following property related to the Circle Surround Technology:

                1. Test and Demonstration Equipment and Documentation. Documentation, instructions, blueprints, drawings, schematics, marketing materials, demonstration discs (CD's) and a list of audio and video tapes utilized in the design, manufacture, testing and demonstration of products utilizing the Circle Surround Technology, all as listed in the Assignment - Test and Demonstration Equipment and Documentation and Business Support Records and Data (Attachment 2).

                2. Product Samples. Samples of specific consumer products, all as listed in Attachment 1.

                3. Business Support Records and Data. Correspondence identifying potential customers, customer and vendor lists and contact logs, sales order files, confidentially and other business agreements, logo and trademark artwork and the file histories of the patents and trademarks described in Articles II.A.4.b. and II.A.4.c below, all as described in Assignment - Test and Demonstration Equipment and Documentation and Business Support Records and Data (Attachment 2).

                4. Intellectual Property. Intellectual property shall include:

                        1. All intellectual property described in the Assignment- Test and Demonstration Equipment and Documentation and Business Support Records and Data (Attachment 2).

                        2. The trademarks and trademark applications, including, all goodwill associated therewith, described in the Assignment - Trademarks (Attachment 3).

                        3. The patents and patent applications described in the Assignment - Patents (Attachment 4).

                        4. The copyrights described in the Assignment - Copyright (Attachment 5).

                5. Software. All software including media storage and printed versions, together with all associated documentation as described in the Assignment - Copyright (Attachment 5).

                6. Contract Rights. All rights of the Seller, under the agreements described in the Assignment - Contracts (Attachment 6) (the "Contracts"). Notwithstanding anything to the contrary, the Seller shall retain all rights and liabilities associated with the "velocity" trademark/litigation settlement related to Rocktron Corporation v. Robert Bosch Corporation (Civil Action No. 97-73422) in the United States District Court, Eastern District of Michigan, Southern Division.

        B.      Delivery/Risk of Loss.

                The Seller shall deliver the Assets to the Buyer at the Buyer's principal executive offices in Santa Ana, California. The Seller shall bear all costs incident to shipment of the Assets to such location. All risk of loss attributable to the Assets shall remain with the Seller until such time as the same have been actually delivered into the physical possession of the Buyer.

III.    CONSIDERATION.

        In consideration for the Assets, the Buyer shall pay to the Seller the following amounts:

        A.      Initial Payments.

                1. A total of $500,000 shall be paid to the Seller consisting of $450,000 paid on the Closing Date in the form of a cashier's check or wire transfer to an account designated by the Seller at least three (3) business days prior to the Closing Date and $50,000 previously paid to the Seller by the Buyer on April 9, 1998.

                2. Shares of common stock of the Buyer, $.001 par value per share (the "Common Stock"), with a value of $300,000, determined by the method of computation as provided below (the "Shares").

                        In making the computation of the Shares, the parties shall determine a number of full shares of Common Stock which have a total value as nearly equal to U.S.$300,000 as is practicable, by dividing into $300,000 the daily average of the high and low sales prices for the Common Stock on The Nasdaq Stock Market, Inc. as reported in The Wall Street Journal (with the exception of any errors in such reports) for each trading day during the period beginning on and including March 16, 1998, and ending on and including May 18, 1998, three (3) business days prior to the Closing Date (the share price so computed, the "Share Price"). The parties agree that the Share Price equals $8.50 per share and the number of Shares computed pursuant to this section equals 35,294. Irrevocable instructions shall be delivered by the Buyer to the Buyer's transfer agent on the Closing Date so that a certificate in the name of the Seller representing the Shares may be issued on the Closing Date in the Seller's name and delivered by the Buyer to the Seller as soon as practicable after the Closing Date. At the Closing Date, the Buyer also shall enter into a Registration Rights Agreement with the Seller in the form set forth in Attachment 9.

        B.      Royalty Payments.

                1. For the periods aggregating ten (10) years after the Closing Date, the Buyer shall pay to the Seller the royalties described on Attachment 7. Royalties shall be computed based on the currency of the United States and shall be paid in the currency of the United States. Royalties shall be calculated at the end of every calendar quarter ("Payment Period") and paid within forty-five (45) days after the end of such Payment Period. A written statement ("Royalty Statement") shall accompany each royalty payment, or shall be sent alone within such forty-five (45) day period if no royalties are due for the respective Payment Period, providing a complete itemized description of the calculation of the royalties paid for the respective Payment Period.

                2. The Buyer shall maintain books of account and records concerning costs, sales and other items necessary for the calculation of royalties for a period of three (3) years after the respective royalty is paid. A certified public accountant appointed by the Seller may, at the Seller's expense, examine such books and records solely for the purpose of verifying the accuracy of any Royalty Statement or other accounting rendered by the Buyer hereunder. The Seller agrees that such certified public accountant shall be required to sign an agreement with the Buyer protecting confidential information of the Buyer and shall be authorized by the Buyer to report to the Seller only the amount of royalties due and payable in respect of the Royalty Statement examined. Such examination shall take place at a mutually agreed upon time and place, but in any event only during the Buyer's normal business hours and upon reasonable advance written request. The Buyer agrees to pay for the reasonable fees, costs and expenses charged by any certified public accountant engaged by the Seller for such review if the royalties paid pursuant to the Royalty Statement over a calendar year are understated by more than fifteen percent (15%) of the royalties actually due. The Seller shall have no other rights to examine the Buyer's books and records.

                3. The Buyer shall, at its option, be entitled to reduce the amount that the Buyer would otherwise be obligated to pay to the Seller pursuant to this Article III.B, in satisfaction of any of the Seller's undisputed obligations to the Buyer hereunder, including, without limitation, any offset to which the Buyer is entitled to under the provisions contained in Attachment 7.

        C.      License.

                1. The Buyer is granting to the Seller a license to use the Circle Surround Technology to the extent provided in the license attached hereto as Attachment 8.

IV.     REPRESENTATIONS AND WARRANTIES.

        A.      Representations and Warranties of Each Party.

                Each Party (where applicable) represents and warrants to the other Party as follows:

                1. It is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and has all necessary corporate power and corporate authority to enter into and to perform its obligations under this Agreement and the other documents and agreements referenced or contemplated herein and to consummate the transactions contemplated hereby.

                2. The execution, delivery and performance of this Agreement and the other documents and agreements referenced or contemplated herein has been duly authorized.

                3. Each of this Agreement and the other documents and agreements referenced or contemplated herein constitutes a legal, valid and binding obligation of such Party, enforceable against such party in accordance with its respective terms, except as such enforceability may be subject to or limited by (a) bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to the rights of creditors generally, (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or equitable remedies, and (c) concepts of materiality.

       B.       Representations and Warranties of the Seller.

                The Seller represents and warrants to the Buyer as follows:

                1. No Conflict. The execution and the delivery of this Agreement and the other documents and agreements referenced or contemplated herein and the consummation of the transactions contemplated hereby and thereby will not:

                        a. violate any term or provision of the Seller's Articles of Incorporation or Bylaws;

                        b. result in the creation of any lien or encumbrance upon any of the Assets;

                        c. result, to the Seller's present knowledge, in a breach or violation of, or be in conflict with, or constitute a default under, any judgment, order, decree, statute, law, rule, regulation or other restriction of any court, government or governmental agency applicable to the Seller or the Assets; or

                        d. result in a breach or violation of, or be in conflict with, or constitute a default under the terms, conditions of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument or arrangement to which the Seller is a party or any of the Assets is bound.

                2. Title to the Assets. The Seller has and, upon the consummation of the transactions contemplated by the Agreement (the "Closing"), the Buyer shall have, sole, good and marketable title to the Assets, free and clear of all liens, encumbrances or claims of any kind or nature whatsoever, including, without limitation, those portions of the Assets which may have been developed by the Seller's consultants or independent contractors.

                3.      Intellectual Property.

                        a. Included in the Assets listed in Attachments 2, 3, 4 and 5 are all of the proprietary assets (collectively, the "Intellectual Property") owned by the Seller, or currently under development by the Seller, or in which the Seller owns rights, which are related to the Circle Surround Technology as of the date hereof. The use of the products incorporating Circle Surround Technology by the Seller's customers for the purpose for which sold, and the use or publication by the Seller or the Buyer of the technology disclosed in the patents, trademarks and copyrights included in the Assets do not, to the best of the Seller's knowledge, involve infringement or claimed infringement of any patent, trademark or copyright. The Seller warrants that the patents and trademarks included in the Assets are, to the best of the Seller's knowledge, valid, enforceable and free from defects.


                        b. Except as set forth in this Agreement, the Attachments and/or the Appendices hereto, the Seller has not sold, transferred, licensed, abandoned, released, pledged or subjected to lien, charge or encumbrance of any kind any of the Intellectual Property to be acquired by the Buyer from the Seller. The Seller has paid all maintenance fees or other governmental fees, and made all necessary filings, required to keep the Intellectual Property listed in Attachments 2, 3, 4 and 5 in full force and effect. There are no immediate necessary formal actions which must be taken to maintain the Intellectual Property listed in Attachments 2, 3, 4 and 5 except as specifically noted in the respective attachment.

                4. Actions and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of the Seller, threatened which, individually or in the aggregate, would have a material adverse effect on the Seller or the Assets or which would seek to question, delay or prevent the consummation of, or materially impair the ability of the Seller to consummate the transactions contemplated hereby.

                5. Consents. Except as specifically provided in this Agreement and to the best of the Seller's knowledge, there are no authorizations, approvals, consents, orders or waivers required to be obtained from, or notices or filings required to be given to, or made with, any government, governmental agency or any person (whether or not governmental in character) in connection with (a) the execution and delivery of this Agreement and the other documents and agreements referenced or contemplated herein; (b) the consummation of the transactions contemplated hereby; and (c) the fulfillment of or the compliance with the terms, conditions and provisions hereof.

                6. Contracts. True and complete copies of all Contracts included in the Assets have been made available to the Buyer prior to the execution hereof. As of the date hereof, except as otherwise provided in this Agreement:

                        a. there exist no circumstance, to Seller's knowledge, which would affect the validity or enforceability of any of the Contracts in accordance with their respective terms;

                        b. the Seller has performed and complied in all material respects with all obligations required to be performed by it to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of the terms, conditions or provisions of any of the Contracts; and

                        c. the legal validity and enforceability of any of the Contracts has not been, and shall not in any manner be, impaired by the consummation of the transactions contemplated hereby. There is no warranty with respect to the performance of any of the Contracts.

                7. Status of License with Analog Devices. The Seller never received production silicon by year end 1997 as specified under that certain Restricted Exclusive Analog Technology and Nonexclusive Know-How and Trademark License dated October 28, 1997 (the "ADI License Agreement") by and between the Seller and Analog Devices, Inc. ("ADI"). The Seller has provided to the Buyer documentation evidencing the status of ADI's performance with respect to the ADI License Agreement.

                8. Investment Representations and Warranties. The Seller understands and represents and warrants for itself to, and agrees with, the Buyer that:

                        a. The Seller understands that no U.S. federal or state agency has passed on, or made any recommendation or endorsement of the Shares.

                        b. The Seller acknowledges that, in making the decision to accept (i) the Shares as part of the purchase price for the Assets, it has relied solely upon independent investigations made by it and not upon any representations made by the Buyer with respect to the Buyer or the Shares, except for the representations and warranties in this Agreement, except that the Seller has received, reviewed and relied upon (i) the Buyer's Annual Report to Stockholders for the year ended December 31, 1997 and (ii) copies of the Buyer's report on Form 10-KSB for the year ended December 31, 1997, the Buyer's Current Report on Form 8-K dated March 12, 1998 (and the amendment to such Report filed on Form 8-K/A dated May 18, 1998), and the Buyer's definitive Proxy Statement dated April 30, 1998, each filed by the Buyer pursuant to the Exchange Act, which, together with any filings by the Buyer under the Exchange Act after the date hereof and prior to the Closing, are defined as "Exchange Act Reports."

                        c. The Seller understands that the Shares are being offered and sold to it in reliance on specific exemptions from or non-application of the registration requirements of U.S. federal and state securities laws and that the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to acquire the Shares.

                        d. The Seller is acquiring the Shares for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, within the meaning of the Securities Act, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same within the meaning of the Securities Act. By executing this Agreement, the Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Shares.

                        e. The Seller represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Shares and that it has received the information it requested regarding the business and affairs of the Buyer.

                        f. The Seller acknowledges that it is able to fend for itself and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

                        g. The Seller understands that the Shares it is acquiring are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                        h. Without in any way limiting the representations set forth above or restricting the Seller's ability to utilize Rule 144, the Seller further agrees not to make any disposition of all or any portion of the Shares unless and until:

                                (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                                (ii) (x) The Seller shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by the Buyer, the Seller shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration of such shares under the Securities Act.

                        i. The Seller has the financial ability to bear the economic risk of its investment in the Shares, has adequate means of providing for its current needs and foreseeable future contingencies and has no need for liquidity with respect to its investment in the Shares. The Seller is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act.

                        j. The Seller knows of no public solicitation or advertisement in connection with the offer or sale of the Shares.

                        k. The Seller acknowledges that the certificates representing the Shares shall contain the following legend:

                                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY OTHER SECURITIES LAW; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND SRS LABS, INC. ("SRS") SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF THE EXEMPTION REASONABLY SATISFACTORY TO SRS (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO
                                SRS)."

                9. Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to the Buyer or any of its representatives pursuant to this Agreement are complete and correct in all material respects as of the date hereof. The representations and warranties made by the Seller in this Agreement, or in other written materials furnished to the Buyer hereunder or in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.

                10. Taxes. The Assets shall be free and clear of any liens or encumbrances created by Seller's failure to (a) file applicable federal, state, county and local tax returns required to have been filed, and (b) pay or caused to be paid all taxes required to be paid, with respect to the Assets in those jurisdictions where the nature or use of the Assets requires such filing and where the failure to do so would have a material adverse affect on the Assets.


        C.      Representations and Warranties of the Buyer.

                The Buyer represents and warrants to the Seller as follows:

                1. No Conflict. The execution and the delivery of this Agreement and the other documents and agreements referenced or contemplated herein and the consummation of the transactions contemplated hereby and thereby will not:

                        a. violate any term or provision of the Buyer's Certificate of Incorporation or Bylaws; or

                        b. result in a breach or violation of, or be in conflict with, or constitute a default under, any judgment, order, decree, statute, law, rule, regulation or other restriction of any court, government or governmental agency applicable to the Buyer.

                2. Actions and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of the Buyer, threatened which, individually or in the aggregate, would have a material adverse effect on or which would seek to question, delay or prevent the consummation of, or materially impair the ability of the Buyer to consummate, the transactions contemplated hereby.

                3. Consents. There are no authorizations, approvals, consents or waivers required to be obtained from, or notices or filings required to be given to or made with, any government, governmental agency or third party for the consummation by the Buyer of the transactions contemplated hereby, except that in connection with the issuance of the Shares to the Seller, the Buyer must file a Nasdaq National Market Notification Form for Listing of Additional Shares with The Nasdaq Stock Market, Inc.

                4. Status of the Shares. Upon consummation of the transactions contemplated hereby, the Shares will have been, validly issued, fully paid, and nonassessable.

                5. Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to the Seller or on behalf of the Buyer or any of its representatives pursuant to this Agreement are complete and correct in all material respects as of the date hereof. The representations and warranties made by the Buyer in this Agreement, or in other written materials furnished to the Seller hereunder or in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.

V       INDEMNIFICATION.

        A0 Indemnification by the Seller. The Seller shall defend and hold harmless the Buyer and its officers, directors, employees, attorneys, and agents and its successors and assigns against and in respect of any and all losses, damages, claims, obligations, demands, actions (pending or threatened), suits, proceedings, assessments, liabilities, judgments, recoveries and deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any pending or threatened litigation, claim, proceeding or demand), all on an after-tax basis, less any amounts actually paid as insurance reimbursement, of any kind or character (collectively, a "Loss"), which arises out of, results from, or relate to:

                1. the Seller's possession, ownership, use or transfer of Assets prior to the date hereof;

                2. the products made and sold by the Seller other than the products provided to Buyer pursuant to Article II.A.2 hereof;

                3. any breach of, or failure by the Seller fully to perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of the Seller in this Agreement, or in any attachment, schedule, exhibit, certificate, list, or other document furnished or to be furnished by the Seller under this Agreement; and/or

                4. the "Velocity" trademark litigation/settlement related to Rocktron Corporation v. Robert Bosch Corporation (Civil Action No. 97-73422) in the United States District Court, Eastern District of Michigan, Southern Division.

        B0 Indemnification by the Buyer. The Buyer shall defend and hold harmless the Seller and its officers, directors, employees, attorneys, and agents and its successors and assigns against and in respect of any and all Losses, which arise out of, result from, or relate to any breach of, or failure by the Buyer fully to perform, or any inaccuracy in, any of the representations and warranties, covenants or agreements of the Buyer in this Agreement or in any attachment, schedule, exhibit, certificate, list or other document furnished or to be furnished by the Buyer under this Agreement.

        C0 Notice of Claim. Whenever the Buyer or the Seller learns of or discovers any matter which may give rise to a claim for indemnification (the "Claim") against any other party under this
                Article V (the "Indemnity Obligor"), the Buyer or the Seller, as the indemnified party (the "Indemnified Party"), shall give notice to the Indemnity Obligor of the Claim. With respect to Claims which are the subject of actions, suits, or proceedings threatened or asserted in writing by any third party (a " Third Party Claim"), the Indemnified Party shall, within 15 days following receipt of such Third Party Claim, promptly notify the Indemnity Obligor in writing of any Claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 15 days of its discovery of a Third Party Claim, such Claim shall be barred only to the extent that the Indemnity Obligor is prejudiced by such failure to notify. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the Claim asserted.

        D0 Defense. If the facts relating to a Loss arise out a Third Party Claim, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants, reasonably satisfactory to the Indemnified Party, at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (a) the employment thereof has been specifically authorized by the Indemnity Obligor, (b) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnity Obligor that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnity Obligor and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the Indemnity Obligor has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnity Obligor chooses to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trial as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a Third Party Claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim. The Indemnity Obligor will take no action in connection with any claim that would adversely affect the Indemnified Party without the consent of the Indemnified Party.

        E0 Duration of Parties' Obligations. The Indemnity Obligor's indemnification obligations under this Agreement shall survive the Closing and shall terminate as follows: (a) with respect to claims for indemnifying arising under Articles V.A.1, V.A.2 and V.A.4, they shall continue and not terminate and (b) with respect to all other claims for indemnity, after ten (10) years from the date hereof.

VI      COSTS.

        A0 Finder's or Broker's Fees. The Seller represents to the Buyer that it has not made any arrangement or had any dealings whereby the Seller or the Buyer could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. The Buyer represents to the Seller that the Buyer has not and will not pay any brokerage commission or finder's fee in respect of the consideration to be paid under this Agreement or any other agreement made in contemplation of this Agreement, and the Buyer has not made any arrangement or had any dealings whereby the Seller could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. The Seller on the one hand, and the Buyer, on the other hand, each agree to indemnify and hold harmless the other against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees, incurred or suffered by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

        B0 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery, and performance hereof, including, without limitation, the fees and expenses of its respective counsel, accountants and other experts.

VII     ADDITIONAL AGREEMENTS AND POST-CLOSING MATTERS.

        A0 Additional Agreements. Concurrently with the execution of this Agreement, each party shall execute and deliver to the other the following (to the extent a party thereto):

                1 Assignment Agreement - Test and Demonstration Equipment and Documentation and Business Support Records and Data, in the form attached hereto as Attachment 2.

                2 Assignment Agreement - Trademarks, in the form attached hereto as Attachment 3.

                3 Assignment Agreement - Patent, in the form attached hereto as Attachment 4.

                4 Assignment Agreement - Copyright, in the form attached hereto as Attachment 5.

                5 Assignment Agreement - Contracts, in the form attached hereto as Attachment 6.

                6 License Agreement, in the form attached hereto as Attachment 8.

                7 Registration Rights Agreement, in the form attached hereto as Attachment 9.

        B0 License Agreement to Seller. In connection with the Closing, the Buyer shall grant to the Seller a limited license, in the form attached hereto as Attachment 8, to use the Circle Surround Technology. Such license agreement shall prohibit the Seller from granting any sublicense thereunder (the "Circle Surround License").

                1 Improvements by the Seller. If at any time during this Agreement any invention, new development, enhancement or improvement, whether patentable or unpatentable, relating to the Circle Surround Technology (collectively, referred to herein as "Improvement") is made by the Seller, including any such new development, enhancement or improvement brought about by the Seller's vendors or subcontractors, and as often as the same shall occur:

                        a. During the First Two Years. During the first two years of the Agreement, Seller shall not assign or license any right, title and interest in and to such invention, new development, enhancement or improvement, to anyone other than Buyer. However, for any Improvements which are assigned to the Buyer during the first two years of this Agreement, the Seller shall be granted a non-exclusive royalty-free license back with respect to such Improvements.

                        b. While Performing Technical Engineering Support. Improvements made by the Seller while performing technical or engineering support (see Article VII.C, herein) as often as the same shall occur, shall become the sole property of the Buyer. Seller shall furnish to the Buyer all relevant information pertaining thereto and shall assign to the Buyer or one of the Buyer's affiliates, in the Buyer's sole and absolute discretion, all right, title and interest in and to such invention, new development, enhancement or improvement, without the requirement of any payment or royalty from the Seller. However, for any Improvements which are assigned to the Buyer pursuant to this Article VII.B.1.b., the Seller shall be granted, a non-exclusive royalty-free license back with respect to such Improvements and the terms of this Agreement shall be extended with respect to any such assigned Improvement to Buyer so as to require payment of royalties received by Buyer for such Improvement pursuant to Attachment 7 hereto for ten (10) years from the date of such assignment or license to the Buyer.

                        c. While Not Performing Technical or Engineering Support. Improvements made by the Seller relating to the Circle Surround Technology during a time while not performing technical or engineering support for the Buyer, shall be the sole property of the Seller; provided however, that Buyer has a right of first refusal to license and/or purchase the Improvements made after the first two years while not performing technical or engineering support under such terms as may be agreed upon by the Seller and the Buyer.

                2. Prohibited Licenses. The Buyer agrees that it will not grant license agreements for any of the Assets acquired by the Buyer herein relating to the Circle Surround Technology to those companies within the musical instrument or professional audio industries which are listed on Exhibit "A", without obtaining the Seller's prior approval.

        C0      Post-Closing Support.

                1 Technical Support. The Seller shall, following all reasonable requests, provide technical support and training at no charge to the Buyer (except for reasonable travel expenses, including, but not limited to, transportation, lodging and meals and limited to a maximum of one (1) round trip by a representative of the Seller to a location other than the Seller's place of business for a period not to exceed three (3) days) for six (6) months following the date hereof. For purposes of this Agreement, "technical support" shall mean assistance to the Buyer in understanding and using the Circle Surround Technology.

                2 Engineering Support. Following the Closing and for so long as royalty payments or per-unit fees, if any, are paid to the Seller, the Seller shall provide engineering support to the Buyer. Unless otherwise requested by the Buyer, the Seller agrees to designate James K. Waller, Jr. to provide such services and by his acknowledgment of this obligation in this Agreement James K. Waller, Jr. agrees to provide such services. The Seller and Mr. Waller shall provide the Buyer with an aggregate minimum of 20 hours per month and an aggregate maximum of 32 hours per month, as requested by the Buyer. If Buyer requires and requests more than 32 hours of engineering support, the Seller may provide such support at its discretion. For purposes of this Agreement, "engineering support" shall mean assistance to the Buyer in the application of the Circle Surround Technology as contained in any related products and/or processes. For engineering support, the Seller shall be paid $170 per hour and shall be reimbursed for all reasonable travel expenses including, but not limited to, transportation, lodging and meals, with reimbursement to be made within thirty (30) days of receipt by the Buyer of statements therefor.

VIII    MISCELLANEOUS.

        A0 Notices. All notices, payments (other than at Closing), requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by telecopy or facsimile or mailed by overnight, commercial air courier service or by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

                      If to the Seller:

                             Rocktron Corporation
                             2870 Technology Drive
                             Rochester Hills, MI 48309
                             Attention: Mr. James K. Waller, Jr., President
                             Facsimile: (248) 853-4163

                      with a copy to:

                             Catalano, Zingerman & Associates, P.C.
                             810 S. Cincinnati, Suite 200
                             Tulsa, Oklahoma 74119
                             Attention: Frank J. Catalano, Esq.
                             Facsimile: (918) 599-9889

                      If to the Buyer:

                             SRS Labs, Inc.
                             2909 Daimler Street
                             Santa Ana, CA 92705
                             Attention:  Janet M. Biski,
                             Vice President and Chief Financial Officer
                             Facsimile No. (714) 852-1099

                      with a copy to:

                             Paul, Hastings, Janofsky & Walker LLP
                             695 Town Center Drive, 17th floor
                             Costa Mesa, California  92647
                             Attention:  John F. Della Grotta, Esq.
                             Facsimile No. (714) 979-1921

                Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above. Notice will conclusively be deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by an overnight, commercial air courier service or on the third day after being sent by first class, registered or certified mail, or if given by telecopy or facsimile machine, when confirmation of transmission is indicated by the sender's telecopy or facsimile machine.

        B0 Bulk Sales. The parties agree to waive compliance with the provisions of Article 6 of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction and the bulk transfer and bulk sales laws of any applicable state or jurisdiction (the "Bulk Sales Laws") in connection with the purchase and sale of the Assets hereunder. The Seller shall indemnify and hold harmless the Buyer, and shall reimburse the Buyer for, any losses that the Buyer may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Law.

        C0 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

        D0 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties (except for the Confidentiality Agreement dated September 22, 1997 between the parties concerning the subject matter hereof). No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        E0 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        F0 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to:

                1 confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns;

                2 relieve or discharge any obligation or liability of any third persons to any party to this Agreement; or

                3 confer upon any third person any right of subrogation or action over or against any party to this Agreement.

        G0 Assignment. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the Seller and the Buyer. The Buyer may freely assign its rights and obligations under this Agreement. The Seller may assign its rights and obligations under this Agreement with the following exceptions:

                1 The License Agreement attached hereto as Attachment 8 is assignable but such assignment shall only be royalty free with respect to the sale or manufacture of units up to and including twice the number of units sold or manufactured under the License Agreement in the preceding 12 months. Any additional units sold or manufactured under the License Agreement will incur a royalty at prevailing market rates.

                2 The obligations of the Seller and James K. Waller, Jr. described at Article VII.C may not be assigned.

        H0 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

        I0 Venue. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of Orange, and/or the United States District Court for the Central District of California (Southern Division) for any actions, suits, controversies or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of California, County of Orange and/or the United States District Court for the Central District of California (Southern Division), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

        J0 Further Assurances. The Seller will from time to time subsequent to the Closing, at the Buyer's request and without further consideration, execute and deliver such other instruments of conveyance, assignment, and transfer, and take such other actions, as the Buyer may reasonably request in order to more effectively convey, assign, transfer the Assets to the Buyer.

        K0 Validity; Severability. Each Article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. In substitution for any provision of this Agreement held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

        L0 Press Release. The Seller and its affiliates shall not release a press release relating to this Agreement or any of the transactions or documents contemplated hereby without first submitting a copy of such press release to the Buyer and obtaining the prior approval of the Buyer to any such press release, which approval shall not be unreasonably withheld. The Buyer shall provide the Seller an advance copy of the press release relating to the Closing of this Agreement.

                            (Signature page follows)

        IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be duly executed as of the date first above written.

SRS Labs, Inc., a Delaware corporation                    Rocktron Corporation, a Michigan corporation



By:       /s/ STEPHEN V. SEDMAK                           By:        /s/ JAMES K. WALLER, JR.
    -----------------------------------------                 ----------------------------------------
              Stephen V. Sedmak                                          James K. Waller, Jr.
      President and Chief Operating Officer                                    President



                                                           Acknowledged, agreed and accepted with
                                                           respect to Article VII, Section C.2

                                                                  /s/ JAMES K. WALLER, JR.
                                                           -------------------------------------------
                                                           James K. Waller, Jr., as an individual and
                                                           an employee of Rocktron Corporation